Exhibit 99.1

South Plains Financial, Inc. Reports First Quarter 2024 Financial Results

LUBBOCK, Texas, April 25, 2024 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended March 31, 2024.

First Quarter 2024 Highlights

●	Net income for the first quarter of 2024 was $10.9 million, compared to $10.3 million for the fourth quarter of 2023 and $9.2 million for the first quarter of 2023.
●	Diluted earnings per share for the first quarter of 2024 was $0.64, compared to $0.61 for the fourth quarter of 2023 and $0.53 for the first quarter of 2023.
●	Average cost of deposits for the first quarter of 2024 was 241 basis points, compared to 224 basis points for the fourth quarter of 2023 and 136 basis points for the first quarter of 2023.
●	Net interest margin, calculated on a tax-equivalent basis, was 3.56% for the first quarter of 2024, compared to 3.52% for the fourth quarter of 2023.
●	Nonperforming assets to total assets were 0.10% at March 31, 2024, compared to 0.14% at December 31, 2023 and 0.19% at March 31, 2023.
●	Return on average assets for the first quarter of 2024 was 1.04% annualized, compared to 0.99% annualized for the fourth quarter of 2023 and 0.95% annualized for the first quarter of 2023.
●	Tangible book value (non-GAAP) per share was $23.56 as of March 31, 2024, compared to $23.47 as of December 31, 2023 and $20.19 as of March 31, 2023.
●
The consolidated total risk-based capital ratio, Common Equity Tier 1 risk-based capital ratio, and Tier 1 leverage ratio at March 31, 2024 were 17.00%, 12.67%, and 11.51%, respectively.  These ratios significantly exceeded the minimum regulatory levels necessary to be deemed “well-capitalized”.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “I am pleased with our first quarter results as we have started to see our net interest margin stabilize driven by improved loan yields and the very early signs of deposit cost pressures starting to ease.  Additionally, our loan production was strong through the first quarter though it was largely offset by our typical seasonal agricultural paydowns as well as the early payoffs of several loans that we have been working to move out of the Bank.  We continue to aggressively manage the credit quality of our loan portfolio which can be seen by our ratio of nonperforming assets to total assets which was 10 basis points at the end of the first quarter. Lastly, while competition for deposits remains a challenge in the current banking environment, we delivered modest deposit growth as our community-based deposit franchise remains a competitive advantage and we believe provides adequate liquidity to fund loan growth as we move through the year.”

Results of Operations, Quarter Ended March 31, 2024

Net Interest Income

Net interest income was $35.4 million for the first quarter of 2024, compared to $35.2 million for the fourth quarter of 2023 and $34.3 million for the first quarter of 2023. Net interest margin, calculated on a tax-equivalent basis, was 3.56% for the first quarter of 2024, compared to 3.52% for the fourth quarter of 2023 and 3.75% for the first quarter of 2023. The average yield on loans was 6.53% for the first quarter of 2024, compared to 6.29% for the fourth quarter of 2023 and 5.78% for the first quarter of 2023. The average cost of deposits was 241 basis points for the first quarter of 2024, which is 17 basis points higher than the fourth quarter of 2023 and 105 basis points higher than the first quarter of 2023.

Interest income was $58.7 million for the first quarter of 2024, compared to $57.2 million for the fourth quarter of 2023 and $47.4 million for the first quarter of 2023. Interest income increased $1.5 million in the first quarter of 2024 from the fourth quarter of 2023, which was comprised of increases of $1.0 million in loan interest income and $454 thousand in interest income on other interest-earning assets. The growth in loan interest income was primarily due to a rise of 24 basis points in the yield on loans, which includes approximately $667 thousand in recoveries of interest on loans that had previously been maintained on nonaccrual. The increase in interest income on other interest-earning assets was predominately a result of increased liquidity maintained at the Federal Reserve Bank of Dallas.  Interest income increased $11.3 million in the first quarter of 2024 compared to the first quarter of 2023. This increase was primarily due to an increase of average loans of $235.7 million and higher market interest rates during the period, resulting in growth of $9.3 million in loan interest income, and a higher liquidity level year over year.

Interest expense was $23.4 million for the first quarter of 2024, compared to $22.1 million for the fourth quarter of 2023 and $13.1 million for the first quarter of 2023. Interest expense increased $1.3 million compared to the fourth quarter of 2023 and $10.2 million compared to the first quarter of 2023, primarily as a result of significantly higher short-term interest rates on interest-bearing liabilities, with the increase being mainly comprised of interest expense on deposits. Additionally, interest-bearing deposits grew during the first quarter of 2024 versus the compared periods, which also contributed to the higher interest expense.

Noninterest Income and Noninterest Expense

Noninterest income was $11.4 million for the first quarter of 2024, compared to $9.1 million for the fourth quarter of 2023 and $10.7 million for the first quarter of 2023. The increase from the fourth quarter of 2023 was primarily due to an increase of $2.3 million in mortgage banking revenues, mainly from an increase of $1.5 million in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value rose modestly in the first quarter after falling late in the fourth quarter of 2023.  Additionally, originations of mortgage loans held for sale increased $8.6 million due to typical seasonality. The increase in noninterest income for the first quarter of 2024 as compared to the first quarter of 2023 was primarily due to an increase of $1.7 million in mortgage banking revenues, mainly from an increase of $2.0 million in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value rose modestly in the first quarter of 2024 compared to falling in the first quarter of 2023, partially offset by a reduction of $1.4 million in income from insurance activities due to the sale of the Bank’s insurance subsidiary in April 2023.

Noninterest expense was $31.9 million for the first quarter of 2024, compared to $30.6 million for the fourth quarter of 2023 and $32.4 million for the first quarter of 2023. The $1.3 million increase from the fourth quarter of 2023 was largely the result of a rise of $1.0 million in personnel costs, which predominately came from higher health care insurance costs and an increase in incentive-based compensation. The decrease in noninterest expense for the first quarter of 2024 as compared to the first quarter of 2023 was primarily driven by a reduction of $1.9 million in expenses from the Bank’s former insurance subsidiary, partially offset by an increase in incentive-based compensation.

Loan Portfolio and Composition

Loans held for investment were $3.01 billion as of March 31, 2024, compared to $3.01 billion as of December 31, 2023 and $2.79 billion as of March 31, 2023. Loans were flat during the first quarter of 2024 as compared to the fourth quarter of 2023 with growth primarily in multi-family and single-family property loans, offset by decreases in seasonal agricultural-related loans, residential construction loans, and consumer auto loans. As of March 31, 2024, loans held for investment increased $223.2 million, or 8.0%, from March 31, 2023, primarily attributable to strong organic loan growth, occurring mainly in commercial real estate loans.

Deposits and Borrowings

Deposits totaled $3.64 billion as of March 31, 2024, compared to $3.63 billion as of December 31, 2023 and $3.51 billion as of March 31, 2023. Deposits increased by $12.4 million, or 1.4% annualized, in the first quarter of 2024 from December 31, 2023. As of March 31, 2024, deposits increased $130.5 million, or 3.7%, from March 31, 2023. Noninterest-bearing deposits were $974.2 million as of March 31, 2024, compared to $974.2 million as of December 31, 2023 and $1.11 billion as of March 31, 2023. Noninterest-bearing deposits represented 26.8% of total deposits as of March 31, 2024. The quarterly change in total deposits was due to a modest increase in interest-bearing deposits. The year-over-year increase in total deposits was primarily the result of growth of $152 million in brokered deposits in the second and third quarters of 2023 given the overall focus in the banking industry on improving liquidity, as well as organic deposit growth.

Asset Quality

The Company recorded a provision for credit losses in the first quarter of 2024 of $830 thousand, compared to $600 thousand in the fourth quarter of 2023 and $1.0 million in the first quarter of 2023. The provision during the first quarter of 2024 was largely attributable to net charge-off activity during the quarter.

The ratio of allowance for credit losses to loans held for investment was 1.40% as of March 31, 2024, compared to 1.41% as of December 31, 2023 and 1.42% as of March 31, 2023.

The ratio of nonperforming assets to total assets was 0.10% as of March 31, 2024, compared to 0.14% as of December 31, 2023 and 0.19% as of March 31, 2023. Annualized net charge-offs were 0.13% for the first quarter of 2024, compared to 0.08% for the fourth quarter of 2023 and 0.09% for the first quarter of 2023.

Capital

Book value per share increased to $24.87 at March 31, 2024, compared to $24.80 at December 31, 2023. The change was primarily driven by $8.7 million of net income after dividends paid, partially offset by a decrease in accumulated other comprehensive income (“AOCI”) of $7.5 million. The decrease in AOCI was attributed to the after-tax decrease in fair value of our available for sale securities, net of fair value hedges, as a result of increases in long-term market interest rates during the period.

Conference Call

South Plains will host a conference call to discuss its first quarter 2024 financial results today, April 25, 2024, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13745782. The replay will be available until May 9, 2024.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from bank failures and any continuation of uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; increased competition for deposits and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to continued elevated interest rates or potential reduction in interest rates and a resulting decline in net interest income; the persistence of the current inflationary pressures, or the resurgence of elevated levels of inflation, in the United States and our market areas; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; the effects of declines in housing prices in the United States and our market areas; increases in unemployment rates in the United States and our market areas; declines in commercial real estate values and prices; uncertainty regarding United States fiscal debt and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential increased regulatory requirements and costs related to the transition and physical impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Selected Income Statement Data:
Interest income	$58,727	$57,236	$56,528	$50,821	$47,448
Interest expense	23,359	22,074	20,839	16,240	13,133
Net interest income	35,368	35,162	35,689	34,581	34,315
Provision for credit losses	830	600	(700)	3,700	1,010
Noninterest income	11,409	9,146	12,277	47,112	10,691
Noninterest expense	31,930	30,597	31,489	40,499	32,361
Income tax expense	3,143	2,787	3,683	7,811	2,391
Net income	10,874	10,324	13,494	29,683	9,244
Per Share Data (Common Stock):
Net earnings, basic	0.66	0.63	0.80	1.74	0.54
Net earnings, diluted	0.64	0.61	0.78	1.71	0.53
Cash dividends declared and paid	0.13	0.13	0.13	0.13	0.13
Book value	24.87	24.80	22.39	23.13	21.57
Tangible book value (non-GAAP)	23.56	23.47	21.07	21.82	20.19
Weighted average shares outstanding, basic	16,429,919	16,443,908	16,842,594	17,048,432	17,046,713
Weighted average shares outstanding, dilutive	16,938,857	17,008,892	17,354,182	17,386,515	17,560,756
Shares outstanding at end of period	16,431,755	16,417,099	16,600,442	16,952,072	17,062,572
Selected Period End Balance Sheet Data:
Cash and cash equivalents	371,939	330,158	352,424	295,581	328,002
Investment securities	599,869	622,762	584,969	628,093	698,579
Total loans held for investment	3,011,799	3,014,153	2,993,563	2,979,063	2,788,640
Allowance for credit losses	42,174	42,356	42,075	43,137	39,560
Total assets	4,218,993	4,204,793	4,186,440	4,150,129	4,058,049
Interest-bearing deposits	2,664,397	2,651,952	2,574,361	2,473,755	2,397,115
Noninterest-bearing deposits	974,174	974,201	1,046,253	1,100,767	1,110,939
Total deposits	3,638,571	3,626,153	3,620,614	3,574,522	3,508,054
Borrowings	110,214	110,168	122,493	122,447	122,400
Total stockholders’ equity	408,712	407,114	371,716	392,029	367,964
Summary Performance Ratios:
Return on average assets (annualized)	1.04%	0.99%	1.27%	2.97%	0.95%
Return on average equity (annualized)	10.72%	10.52%	14.01%	31.33%	10.34%
Net interest margin (1)	3.56%	3.52%	3.52%	3.65%	3.75%
Yield on loans	6.53%	6.29%	6.10%	5.94%	5.78%
Cost of interest-bearing deposits	3.27%	3.14%	2.93%	2.45%	2.03%
Efficiency ratio	67.94%	68.71%	65.34%	49.39%	71.42%
Summary Credit Quality Data:
Nonperforming loans	3,380	5,178	4,783	21,039	7,579
Nonperforming loans to total loans held for investment	0.11%	0.17%	0.16%	0.71%	0.27%
Other real estate owned	862	912	242	249	202
Nonperforming assets to total assets	0.10%	0.14%	0.12%	0.51%	0.19%
Allowance for credit losses to total loans held for investment	1.40%	1.41%	1.41%	1.45%	1.42%
Net charge-offs to average loans outstanding (annualized)	0.13%	0.08%	0.05%	0.05%	0.09%

	As of and for the quarter ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Capital Ratios:
Total stockholders’ equity to total assets	9.69%	9.68%	8.88%	9.45%	9.07%
Tangible common equity to tangible assets (non-GAAP)	9.22%	9.21%	8.40%	8.96%	8.54%
Common equity tier 1 to risk-weighted assets	12.67%	12.41%	12.19%	12.11%	11.92%
Tier 1 capital to average assets	11.51%	11.33%	11.13%	11.67%	11.22%
Total capital to risk-weighted assets	17.00%	16.74%	16.82%	16.75%	16.70%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2024			March 31, 2023

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,014,537	$48,940	6.53%	$2,778,876	$39,602	5.78%
Debt securities - taxable	554,081	5,511	4.00%	585,427	5,240	3.63%
Debt securities - nontaxable	156,254	1,024	2.64%	213,191	1,413	2.69%
Other interest-bearing assets	298,969	3,475	4.67%	161,955	1,495	3.74%

Total interest-earning assets	4,023,841	58,950	5.89%	3,739,449	47,750	5.18%
Noninterest-earning assets	184,293			189,477

Total assets	$4,208,134			$3,928,926

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,285,981	17,997	3.17%	$1,988,555	9,984	2.04%
Time deposits	374,852	3,666	3.93%	283,997	1,386	1.98%
Short-term borrowings	3	-	0.00%	4	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	63,798	835	5.26%	75,984	1,012	5.40%
Junior subordinated deferrable interest debentures	46,393	861	7.46%	46,393	751	6.57%

Total interest-bearing liabilities	2,771,027	23,359	3.39%	2,394,933	13,133	2.22%
Demand deposits	958,334			1,109,344
Other liabilities	70,860			62,160
Stockholders’ equity	407,913			362,489

Total liabilities & stockholders’ equity	$4,208,134			$3,928,926

Net interest income		$35,591			$34,617
Net interest margin (2)			3.56%			3.75%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2024	December 31, 2023

Assets
Cash and due from banks	$41,273	$62,821
Interest-bearing deposits in banks	330,666	267,337
Securities available for sale	599,869	622,762
Loans held for sale	15,751	14,499
Loans held for investment	3,011,799	3,014,153
Less: Allowance for credit losses	(42,174)	(42,356)
Net loans held for investment	2,969,625	2,971,797
Premises and equipment, net	54,221	55,070
Goodwill	19,315	19,315
Intangible assets	2,247	2,429
Mortgage servicing rights	26,843	26,569
Other assets	159,183	162,194
Total assets	$4,218,993	$4,204,793

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$974,174	$974,201
Interest-bearing deposits	2,664,397	2,651,952
Total deposits	3,638,571	3,626,153
Subordinated debt	63,821	63,775
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	61,496	61,358
Total liabilities	3,810,281	3,797,679
Stockholders’ Equity
Common stock	16,432	16,417
Additional paid-in capital	97,406	97,107
Retained earnings	354,011	345,264
Accumulated other comprehensive income (loss)	(59,137)	(51,674)
Total stockholders’ equity	408,712	407,114
Total liabilities and stockholders’ equity	$4,218,993	$4,204,793

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023

Interest income:
Loans, including fees	$48,932	$39,597
Other	9,795	7,851
Total interest income	58,727	47,448
Interest expense:
Deposits	21,663	11,370
Subordinated debt	835	1,012
Junior subordinated deferrable interest debentures	861	751
Other	-	-
Total interest expense	23,359	13,133
Net interest income	35,368	34,315
Provision for credit losses	830	1,010
Net interest income after provision for credit losses	34,538	33,305
Noninterest income:
Service charges on deposits	1,813	1,701
Income from insurance activities	34	1,411
Mortgage banking activities	3,945	2,286
Bank card services and interchange fees	3,061	2,956
Gain on sale of subsidiary	-	-
Other	2,556	2,337
Total noninterest income	11,409	10,691
Noninterest expense:
Salaries and employee benefits	18,988	19,254
Net occupancy expense	3,920	3,832
Professional services	1,483	1,648
Marketing and development	754	936
Other	6,785	6,691
Total noninterest expense	31,930	32,361
Income before income taxes	14,017	11,635
Income tax expense	3,143	2,391
Net income	$10,874	$9,244

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2024	December 31, 2023

Loans:
Commercial Real Estate	$1,110,283	$1,081,056
Commercial - Specialized	351,546	372,376
Commercial - General	527,576	517,361
Consumer:
1-4 Family Residential	545,116	534,731
Auto Loans	292,389	305,271
Other Consumer	71,698	74,168
Construction	113,191	129,190
Total loans held for investment	$3,011,799	$3,014,153

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2024	December 31, 2023

Deposits:
Noninterest-bearing deposits	$974,174	$974,201
NOW & other transaction accounts	518,804	562,066
MMDA & other savings	1,764,627	1,722,170
Time deposits	380,966	367,716
Total deposits	$3,638,571	$3,626,153

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Pre-tax, pre-provision income
Net income	$10,874	$10,324	$13,494	$29,683	$9,244
Income tax expense	3,143	2,787	3,683	7,811	2,391
Provision for credit losses	830	600	(700)	3,700	1,010

Pre-tax, pre-provision income	$14,847	$13,711	$16,477	$41,194	$12,645

Efficiency Ratio
Noninterest expense	$31,930	$30,597	$31,489	$40,499	$32,361

Net interest income	35,368	35,162	35,689	34,581	34,315
Tax equivalent yield adjustment	223	225	229	303	302
Noninterest income	11,409	9,146	12,277	47,112	10,691
Total income	47,000	44,533	48,195	81,996	45,308

Efficiency ratio	67.94%	68.71%	65.34%	49.39%	71.42%

Noninterest expense	$31,930	$30,597	$31,489	$40,499	$32,361
Less: Subsidiary transaction and related expenses	—	—	—	(4,532)	—
Less: net loss on sale of securities	—	—	—	(3,409)	—
Adjusted noninterest expense	31,930	30,597	31,489	32,558	32,361

Total income	47,000	44,533	48,195	81,996	45,308
Less: gain on sale of subsidiary	—	—	(290)	(33,488)	—
Adjusted total income	47,000	44,533	47,905	48,508	45,308

Adjusted efficiency ratio	67.94%	68.71%	65.73%	67.12%	71.42%

	As of
	March 31, 2024	December 31, 2023	September 30, 2023		June 30, 2023		March 31, 2023
Tangible common equity
Total common stockholders’ equity	$408,712	$407,114	$	$ 371,716	$	$ 392,029	$	$ 367,964
Less: goodwill and other intangibles	(21,562)	(21,744)		(21,936)		(22,149)		(23,496)

Tangible common equity	$387,150	$385,370	$	$ 349,780	$	$ 369,880	$	$ 344,468

Tangible assets
Total assets	$4,218,993	$4,204,793	$	$ 4,186,440	$	$ 4,150,129	$	$ 4,058,049
Less: goodwill and other intangibles	(21,562)	(21,744)		(21,936)		(22,149)		(23,496)

Tangible assets	$4,197,431	$4,183,049	$	$ 4,164,504	$	$ 4,127,980	$	$ 4,034,553

Shares outstanding	16,431,755	16,417,099		16,600,442		16,952,072		17,062,572

Total stockholders’ equity to total assets	9.69%	9.68%		8.88%		9.45%		9.07%
Tangible common equity to tangible assets	9.22%	9.21%		8.40%		8.96%		8.54%
Book value per share	$24.87	$24.80		$22.39		$23.13		$21.57
Tangible book value per share	$23.56	$23.47		$21.07		$21.82		$20.19